Exhibit 99.1 March 19th, 2026 Eric Grossberg Executive Chairman Brilliant Earth Group, Inc. 300 Grant Avenue, Floor 3 San Francisco, CA 94108 Dear Eric, I am writing to formally notify you of my resignation from the Board of Directors of Brilliant Earth Group, Inc., effective as of March 31st, 2026. As you know, I have recently accepted the position of Chairman and Chief Executive Officer of Vera Bradley, Inc. Considering this appointment and the significant responsibilities associated with leading a public company, I believe it is appropriate and in the best interests of Brilliant Earth that I step down from the Board at this time. My decision to resign is not the result of any disagreement with the Board, management, or the Company regarding its operations, policies, or practices. To the contrary, it has been an honor and a privilege to serve on the Board since the Company's initial public offering. During that time, we saw significant revenue growth and transformation for Brilliant Earth and positive adjusted EBITDA in every quarter since going public. I am proud of all we accomplished and I remain confident in the Company's longterm prospects. I am grateful for the opportunity to work alongside you, Beth, my fellow directors, and the entire Brilliant Earth team. I will, of course, make myself available to assist with an orderly transition as appropriate. Thank you again for the opportunity to serve Brilliant Earth. I wish you and Beth, the Board, and the Company much continued success. /s/ Ian Bickley Ian Bickley Cc: Alex Grab